Exhibit 4.2

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

among

Forest Investments, Inc.

and

the Stockholders named herein

dated as of

December 29, 2020

i

Schedules:
Schedule A	Stockholders
Schedule B	Company Group

Exhibits:
Exhibit A	Joinder Agreement

ii

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”), dated as of December 29, 2020 (the “Effective Date”), is entered into among (a) Forest Investments, Inc. a Delaware corporation (the “Company”), (b) each holder of Common Stock listed on Schedule A (together with any subsequent holders of Common Stock or transferees who become parties hereto pursuant to Section 3.01 or Section 9.02 below, the “Common Stockholders”), and (c) each holder of Preferred Stock listed on Schedule A (together with any subsequent holders of Preferred Stock or transferees who become parties hereto pursuant to Section 3.01 or Section 9.02 below, the “Preferred Stockholders,” and together with the Common Stockholders, the “Stockholders”).

Recitals

WHEREAS, the parties hereto deem it in their best interests and in the best interests of the Company to set forth in this Agreement their respective rights and obligations in connection with their investment in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Article I .

“382 Party” means the Company, GEG and any other subsidiary of GEG that holds, directly or indirectly, Equity Securities of either the Company or GEG.

“382 Transaction” means any transaction or series of related transactions involving a 382 Party or its Equity Securities (other than the Series A Preferred Stock or any other Capital Stock that may be issued to the JPM Preferred Stockholder or, following its initial acquisition of Common Stock, the JPM Common Stockholder), in each case solely to the extent (a) a 382 Party is a party thereto or such transaction or series of related transactions requires the approval or consent of a 382 Party in accordance with its certificate or articles of incorporation and such 382 Party provides such approval or consent, and (b) as a result of which (i) an “ownership change” of the Company would occur for purposes of Section 382 of the Code, and (ii) upon or after the consummation of such ownership change, the NOLs available for use by the Company or any of its Subsidiaries, after applying the limitation set forth in Section 382(b) of the Code, in the immediately succeeding post-transaction year would be less than the NOL Floor.

“Additional Indebtedness” has the meaning set forth in Section 4.02(a).

“Affiliate” means, with respect to any Person: (a) any Person directly or indirectly controlling, controlled by, or under common control with such Person; or (b) any Person owning or controlling 50% or more of the outstanding voting securities of such Person.  For purposes of this definition, “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Bankruptcy” of any Person means (a) the institution of any proceedings under any federal or state law for the relief of debtors, including the filing by or against such Person of a voluntary or involuntary case under the federal bankruptcy law, which proceedings, if involuntary, are not dismissed within 60 days after their filing; an assignment of the property of that Person for the benefit of creditors; the appointment of a receiver, trustee or conservator of any substantial portion of the assets of that Person, which appointment, if obtained ex parte, is not dismissed within 60 days thereafter; (b) the seizure by a sheriff, receiver, trustee or conservator of any substantial portion of the assets of such Person; (c) the failure by such Person generally to pay its debts as they become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court; or (d) such Person’s admission in writing, by an authorized officer thereof after a determination by the Board (or other governing body of such Person), of its inability to pay its debts as they become due.

“Board” has the meaning set forth in Section 2.01(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York or Boston, Massachusetts are authorized or required to close.

“By-laws” means the by-laws of the Company, as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock, and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Stockholder, or their respective successors or permitted transferees or assigns.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.

“Certificate of Designation” means that certain certificate of designation of the Series A Preferred Stock, as filed on December 29, 2020 with the Secretary of State of the State of Delaware and as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Certificate of Incorporation” means that certain second amended and restated certificate of incorporation of the Company (including any certificates of designation thereto), as filed on December 29, 2020 with the Secretary of State of the State of Delaware and as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Change of Control” means any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding Common Stock, or (b) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company and its Subsidiaries (if any), on a consolidated basis, to any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers (including any liquidation, dissolution or winding up of the affairs of the Company, or any other distribution made, in connection therewith).  Notwithstanding the foregoing, (a) Change of Control shall not include any transaction or series of related transactions involving the Equity Securities of GEG and (b) the direct or indirect sale of the Company’s interests in CRIC IT Fort Myers LLC or any assets held by CRIC IT Fort Myers LLC as of the Effective Date will not be deemed to be Change of Control, provided, in each case, that such sale does not cause the Company, any other member of the Company Group or Healthcare LLC to be required to be registered as an “investment company” within the meaning of the Investment Company Act or to rely on the exemptions from registration set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.  For the avoidance of doubt, a Change of Control shall not include the redemption of any Equity Securities of Healthcare LLC owned by the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Common Stockholder” has the meaning set forth in the preamble.

“Company” has the meaning set forth in the preamble.

“Company Group” means the Company, the Subsidiaries set forth on Schedule B, and any other Subsidiary that may become a consolidating Subsidiary of the Company.

“Consolidated Interest Expense” means, for any period, the interest expense of the Company Group calculated on a consolidated basis for such period with respect to all outstanding Indebtedness allocable to such period in accordance with GAAP; provided, however, that for any calculation of Consolidated Interest Expense prior to the first anniversary of the Effective Date, Consolidated Interest Expense will be calculated assuming that the only assets, liabilities, revenues, income, expenses and operations of the Company Group for any period prior to the Effective Date were the assets, liabilities, revenues, income, expenses and operations held by them as of the Effective Date.

“Consolidated LTM EBITDA” means, as of the time of its calculation, an amount equal to (a) Consolidated Net Income for the 12-month period ended prior to the time of calculation (excluding extraordinary gains and losses) plus to the extent reducing Consolidated Net Income for such period, the sum, without duplication, of: (i) Consolidated Interest Expense; (ii) consolidated income tax expense for such period; (iii) all amounts attributable to depreciation and amortization for such period; (iv) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period); (v) non-recurring fees, costs and expenses incurred in connection with the Subject Transactions; (vi) fees or expenses paid in cash or accrued under the Management Agreement; (vii) non-recurring expenses incurred in connection with or related to any Extraordinary Transaction; (viii) pro forma “run rate” cost savings, operating expense reductions and synergies related to any Extraordinary Transaction that are reasonably identifiable and factually supportable and projected by the Company, in good faith, to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 12 months thereafter (including any actions taken on or prior to the Effective Date), net, in any event, of the amount of actual benefits realized during such period from such actions; (ix) charges, losses or expenses to the extent indemnified or reimbursed by a third party in connection with any Extraordinary Transaction or otherwise (including expenses incurred with respect to liability or casualty events or business interruption that are covered by insurance to the extent coverage has not been denied in writing), to the extent actually indemnified or reimbursed; (x) reasonable fees, costs and expenses (including legal fees and expenses) incurred, and cash payments made, in connection with the settlement of any litigation or claim not in the ordinary course of business involving any member of the Company Group and (xi) contingent or deferred payments (including earn-outs, non-compete payments and other consulting payments) incurred in connection with any Extraordinary Transaction, and earn-out obligation expense (including adjustments thereto), to the extent incurred, paid or accrued during such period; minus (b) non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash gain in any prior period); provided, that, the aggregate amount of the items listed in subclauses (vii), (viii) and (ix) above with respect to any Extraordinary Transactions qualifying as “restructurings approved by the Board” shall not exceed an amount equal to 10% of the Consolidated LTM EBITDA of the Company as of the applicable time of calculation, provided, further that, for the avoidance of doubt, such 10% limitation shall not apply to any other transaction included in the definition of Extraordinary Transaction.  Consolidated LTM EBITDA shall be calculated pro forma for any acquired assets or business as if the last 12-month EBITDA of such acquired assets or businesses had been Consolidated LTM EBITDA of the Company as of the applicable time of calculation.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company Group for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded, without duplication: (a) the income (or loss) of any Person accrued prior to the date it becomes a member of the Company Group or is merged with or consolidated with a member of the Company Group or that Person’s assets are acquired by any member of the Company Group; provided, however, that such income (or loss) will be taken into account for the entire period in question (including prior to it becoming a member of the Company Group) if Consolidated Net Income is being calculated for purposes of Section 2.03(f)(iii) and the additional Indebtedness with respect to which such Indebtedness is being calculated relates to acquiring such Person; (b) the income (or loss) of any Person that is not a Subsidiary of the Company or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or cash equivalents (or to the extent subsequently converted into cash or cash equivalents) to the Company or any of its Subsidiaries by such Person in such period; (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by operation of the terms of its organizational documents or other contractual obligations or requirements of law applicable to such Subsidiary; (d) any after-tax effect of any extraordinary, non-recurring or unusual items (including gains or losses and all fees and expenses relating thereto) for such period; (e) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income; and (f) any Stimulus Benefits received by any member of the Company Group; provided, however, that for any calculation of Consolidated Net Income prior to the first anniversary of the Effective Date, Consolidated Interest Expense will be calculated assuming that the only assets, liabilities, revenues, income, expenses and operations of the Company and its Subsidiaries for any period prior to the Effective Date were the assets, liabilities, revenues, income, expenses and operations held by them as of the Effective Date.

“Corporate Opportunity” has the meaning set forth in Section 5.01.

“Director” has the meaning set forth in Section 2.01(a).

“Drag-along Common Stockholder” has the meaning set forth in Section 3.03(a).

“Drag-along Notice” has the meaning set forth in Section 3.03(b).

“Drag-along Preferred Stockholder” has the meaning set forth in Section 3.03(a).

“Drag-along Sale” has the meaning set forth in Section 3.03(a).

“Drag-along Stockholder” has the meaning set forth in Section 3.03(a).

“Dragging Stockholder” has the meaning set forth in Section 3.03(a).

“Effective Date” has the meaning set forth in the preamble.

“Equity Securities” shall have the meaning ascribed to such term in Rule 405 promulgated under the Securities Act and in any event includes any Capital Stock, any common stock, any limited partnership interest, any limited liability company interest and any other interest or security with an indicia of an ownership in the issuer thereof, whether economically or by having an attendant right to vote for directors or managers or similar representatives, including any options or warrants to purchase the foregoing and other securities convertible, exchangeable or exercisable for the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Excluded Securities” means any Capital Stock or other Equity Securities issued in connection with: (a) a grant to any existing or prospective consultants, employees, officers or Directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement or other arrangement; (b) the exercise or conversion of options to purchase shares of Common Stock, or shares of Common Stock issued to any existing or prospective consultants, employees, officers or Directors pursuant to any stock option, employee stock purchase or similar equity-based plans or any other compensation agreement; (c) any acquisition by the Company of the stock, assets, properties or business of any Person; (d) any merger, consolidation or other business combination involving the Company or any of its Subsidiaries; (e) the commencement of any Initial Public Offering or any transaction or series of related transactions involving a Change of Control; or (f) a stock split, stock dividend or any similar recapitalization.

“Exercise Period” has the meaning set forth in Section 4.01(d).

“Extraordinary Transaction” means any mergers and other business combinations, acquisitions, divestitures, dispositions, discontinuance of activities or operations, or any restructurings approved by the Board, in the case of each of the foregoing, involving the Company Group or any member thereof.

“Fiscal Year” means for financial accounting purposes, July 1 to June 30.

“Forest Subsidiary Sale” means any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding Equity Securities of one or more of the Company’s Subsidiaries, or (b) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of one or more of the Company’s Subsidiaries to any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers (including any liquidation, dissolution or winding up of the affairs of one or more of the Company’s Subsidiary, or any other distribution made, in connection therewith); provided, however, in order to be deemed a Forest Subsidiary Sale, any such transaction or series of transactions described above must result in at least $1,000,000 of aggregate proceeds to the Company (net of (a) all expenses, fees and other liabilities incurred in connection with the transaction or transactions from which such proceeds were derived and (b) any proceeds required to be used to repay any Indebtedness).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“GEG” means Great Elm Group, Inc., a Delaware corporation and the parent company of the Company, and any transferees who acquire the Capital Stock held by GEG pursuant to Section 3.01 below.

“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving notice to, or registration with, any Governmental Authority or any other action in respect of any Governmental Authority.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Healthcare LLC” means Great Elm Healthcare, LLC, a Delaware limited liability company.

“Healthcare LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Healthcare LLC as in effect as of the Effective Date, and as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Indebtedness” means, as of any date of determination, without duplication, (a) all outstanding obligations of any member of the Company Group for borrowed money, including any notes or other similar instruments, (b) all outstanding obligations of any member of the Company Group evidenced by bonds, debentures or other similar instruments, (c) all obligations of any member of the Company Group to pay the deferred purchase price of property or services, except trade accounts payable arising and paid in the ordinary course of business, (d) the capitalized amount of all capital leases of any member of the Company Group, (e) all contingent obligations of any member of the Company Group to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bankers, acceptance, surety bond or similar instruction, (f) all obligations of a type described in clauses (a) through (e) and clause (h) of this definition secured by a Lien on any asset of any member of the Company Group, whether or not such obligation is otherwise an obligation of any member of the Company Group, (g) contingent or deferred payments (including earn-outs, non-compete payments and other consulting payments) incurred in connection with any Extraordinary Transaction, and earn-out obligation expense (including adjustments thereto), in each case, to the extent paid in cash by the Company other than from proceeds drawn by the Company Group under any credit facility included or otherwise taken into account in the definition of Indebtedness, and (h) all other Indebtedness of others guaranteed by any member of the Company Group; provided, however, that in no event will Indebtedness include any Indebtedness of one member of the Company Group owed to another member of the Company Group.

“Information” has the meaning set forth in Section 5.02(a).

“Initial Public Offering” means any offering of Common Stock pursuant to a registration statement filed in accordance with the Securities Act.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issuance Notice” has the meaning set forth in Section 4.01(c).

“Joinder Agreement” means the joinder agreement in form and substance of Exhibit A attached hereto.

“JPM Common Stockholder” means J.P. Morgan Broker-Dealer Holdings Inc. or any Permitted Transferee.

“JPM Financing Negotiation Period” has the meaning set forth in Section 4.02(a).

“JPM Preferred Stockholder” means J.P. Morgan Broker-Dealer Holdings Inc. or any Permitted Transferee.

“Lien” means any lien, claim, charge, mortgage, pledge, security interest, option, preferential arrangement, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever.

“Management Agreement” means the Management Agreement dated on or about the Effective Date by and between the Company and Great Elm DME Manager, LLC, as amended, modified, supplemented or restated from time to time in accordance with the provisions of this Agreement.

“New Common Securities” means shares of Common Stock or any other common equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“New Preferred Securities” means shares of Preferred Stock or any other preferred equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“New Securities” means the New Common Securities or the New Preferred Securities, as applicable.

“NOLs” means the aggregate “net operating losses” of the Company, as defined in Section 172(c) of the Code.

“NOL Floor” shall mean an amount equal to  $300,000,000, as may be adjusted in accordance with Section 5.05(b) or Section 5.05(c) hereof, as the case may be.

“Offered Shares” has the meaning set forth in Section 3.02(a).

“Offering Stockholder” has the meaning set forth in Section 3.02(a).

“Offering Stockholder Notice” has the meaning set forth in Section 3.02(b).

“Organizational Documents” means the By-laws and the Certificate of Incorporation.

“Permitted Transferee” means with respect to any Stockholder, any Affiliate of such Stockholder or any other Person unanimously approved by the Board.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” means shares of the Series A Preferred Stock and any other shares of Preferred Stock hereinafter designated under the Certificate of Incorporation or a Certificate of Designation thereof.

“Preferred Stockholder” has the meaning set forth in the preamble.

“Proposed Transferee” has the meaning set forth in Section 3.04(a).

“Purchasing Stockholder” has the meaning set forth in Section 3.02(d).

“Redemption Price” has the meaning ascribed to such term in the Certificate of Designation.

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“ROFR Notice” has the meaning set forth in Section 3.02(d).

“ROFR Notice Period” has the meaning set forth in Section 3.02(d).

“ROFR Rightholder” has the meaning set forth in Section 3.02(a).

“Sale Notice” has the meaning set forth in Section 3.04(b).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Selling Stockholder” has the meaning set forth in Section 3.04(a).

“Series A Liquidation Preference” has the meaning set forth in the Certificate of Designation.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001, of the Company issued on or about the Effective Date.

“Stimulus Benefits” means (a) any loan to, or other borrowing of money by, the Company Group under any program created pursuant to or supported by the CARES Act (including any “Payroll Protection Program” loan) and (b) any taxes of the Company Group, the payment of which have been deferred under the authority of Section 2302 of the CARES Act.

“Stockholders” has the meaning set forth in the preamble.

“Subject Transactions” means the transactions contemplated by that certain (a) Merger Agreement between the Company, GEG and the other parties thereto, (b) Subscription Agreement between the Company and the JPM Preferred Stockholder and (c) Stock Purchase Agreement between GEG and the JPM Common Stockholder, in the case of each of the foregoing, dated on or about the Effective Date.

“Subsidiary” means with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person; provided, for purposes of this Agreement, none of Healthcare LLC or any of its Subsidiaries shall be deemed to be Subsidiaries of the Company.

 “Tag-along Notice” has the meaning set forth in Section 3.04(c).

“Tag-along Period” has the meaning set forth in Section 3.04(c).

“Tag-along Sale” has the meaning set forth in Section 3.04(a).

“Tag-along Stock” has the meaning set forth in Section 3.04(a).

“Tag-along Stockholder” has the meaning set forth in Section 3.04(a).

“Third Party Purchaser” means any Person who, immediately following the Effective Date, (a) does not directly or indirectly own or have the right to acquire any Capital Stock or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Capital Stock.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Capital Stock owned by a Person or any interest (including a beneficial interest) in any Capital Stock owned by a Person.  Notwithstanding the foregoing, for purposes of Article III , Transfer shall not include any transaction or series of related transactions involving the Equity Securities of the then-ultimate parent entity of a Stockholder.

“Waived ROFR Transfer Period” has the meaning set forth in Section 3.02(f).

ARTICLE II
MANAGEMENT AND OPERATION OF THE COMPANY; CERTAIN RIGHTS

Section 2.01         Board of Directors.

(a)          The Stockholders agree that the business and affairs of the Company shall be managed through a board of directors (the “Board”) consisting of five members (each, a “Director”), unless expanded in accordance with the By-laws, Certificate of Incorporation or Certificate of Designation.

(b)          Except as provided in the Certificate of Designation, so long as a Stockholder owns beneficially at least 20% of the total Common Stock issued and outstanding as of the applicable record date for such meeting or written consent of the Stockholders (each such Stockholder, a “Designating Stockholder”), such Designating Stockholder shall have the right (but not the obligation) to designate to the Board the number of Directors that represents the same proportion of the total number of Directors as is represented by the total number of shares of Common Stock that such Designating Stockholder owns, as of the applicable record date for such meeting or written consent of the Stockholders, relative to the total number of shares of Common Stock issued and outstanding as of such date (each such Director designated by such Designating Stockholder, a “Stockholder Designee”). In computing the number of Stockholder Designees, any fraction shall be rounded up to the nearest whole number; provided, however, that any Stockholder that owns beneficially at least 20% of the total Common Stock issued and outstanding as of the applicable record date for such meeting or written consent of the Stockholders shall be entitled to designate at least one Stockholder Designee.

(c)          Each Stockholder agrees to vote, or cause to be voted, all shares of Common Stock owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of Stockholders at which an election of directors is held or pursuant to any written consent of the Stockholders, for the election of all Stockholder Designees.  As of the Effective Date, the Board will consist of five members; the JPM Common Stockholder shall have one Stockholder Designee and GEG shall have four Stockholders Designees, who shall be Matthew Drapkin, Jay Hugar, James Parmelee and Jason Reese.

(d)          Any Designating Stockholder shall have the right at any time to remove (with or without cause) its Stockholder Designees and each other Stockholder shall vote all shares of Common Stock over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (including in its capacity as stockholder, Director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to remove from the Board any Stockholder Designee that such Designating Stockholder desires to remove pursuant to this Section 2.01. Except as provided in the preceding sentence, unless a Designating Stockholder shall otherwise consent in writing, no other Stockholder shall take any action to cause the removal of a Stockholder Designee of such Designating Stockholder.

(e)          In the event of a vacancy on the Board at any time and for any reason (whether as a result of death, disability, retirement, resignation or removal pursuant to Section 2.01(d)), a Designating Stockholder who has the right to designate a Stockholder Designee as a result of such vacancy shall have the right to designate a different Stockholder Designee to replace such Director and each other Stockholder shall vote all shares of Common Stock over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (including in its capacity as stockholder, Director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to elect to the Board such Stockholder Designee.

(f)          The Board shall have the right to establish any committee of Directors as the Board shall deem appropriate from time to time. Subject to this Agreement, the Organizational Documents and Applicable Law, committees of the Board shall have the rights, powers and privileges granted to such committee by the Board from time to time. Any delegation of authority to a committee of Directors to take any action must be approved in the same manner as would be required for the Board to approve such action directly. Subject to Applicable Law, any committee of the Board shall include at least one Stockholder Designee of each Common Stockholder entitled to so designate a Director except in such cases where such Director would have a conflict of interest with the business of the committee.

(g)         No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a Director for any act or omission by such designated person in his or her capacity as a Director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

Section 2.02        Meetings of the Board of Directors.

(a)          The Board will meet no less than once a year, and each meeting of the Board shall occur in accordance with the terms of the Organizational Documents.

(b)         The Company shall pay all reasonable and documented out-of-pocket fees, charges and expenses (including travel and related expenses) incurred by each Director in connection with: (i) attending the meetings of the Board and any committee thereof and (ii) conducting any other Company business requested by the Board or any officer of the Company.

Section 2.03         JPM Common Stockholder and JPM Preferred Stockholder Consent Rights.

(a)          Notwithstanding anything contained in this Agreement to the contrary and in addition to any vote or consent of the Board or the Stockholders of the Company required by Applicable Law, the Organizational Documents or this Agreement, for so long as the JPM Common Stockholder holds shares of Common Stock of the Company, the approval of the JPM Common Stockholder shall be required in connection with the Company taking the following actions:

(i)          amending, modifying or waiving any provision of the Organizational Documents in a manner that would be materially adverse to the JPM Common Stockholder;

(ii)         entering into any material transaction with any Affiliate of the Company (other than with a member of the Company Group), excluding for purposes of this Section 2.03(a)(ii) any such transaction (A) that relates to the exercise of any right or obligation of a party under this Agreement, including Article IV, (B) that occurs in the ordinary course of business of the Company and is entered into on “arm’s length” terms and conditions, (C) the Management Agreement, (D) any indemnification agreement between any officer or director of the Company, on the one hand, and the Company or any of its Affiliates, on the other hand, or (E) subject to Section 2.03(b) and (c), is contemplated by the Healthcare LLC Agreement or relates to the exercise of any right or obligation thereunder;

(iii)         creating, or authorizing the creation of, or issuing or obligating itself to issue shares of, or reclassify, any new class or series of Capital Stock;

(iv)       so long as an Affiliate of the JPM Common Stockholder holds shares of Preferred Stock, amending any provision of the Management Agreement in a manner that would be materially adverse to the Company, as determined by the JPM Common Stockholder, acting reasonably;

(v)         grant any options to purchase shares of Capital Stock, or shares of Capital Stock issued to any existing or prospective consultants, employees, officers or Directors pursuant to any stock option, employee stock purchase or similar equity-based plans or any other compensation agreement; or

(vi)        effecting a Change of Control, other than in connection with a Drag-along Sale.

(b)          Notwithstanding anything contained in this Agreement to the contrary and in addition to any vote or consent of the Board or the Stockholders of the Company required by Applicable Law, the Organizational Documents or this Agreement, for so long as the Company owns Equity Securities in Healthcare LLC, the approval of the JPM Common Stockholder shall be required in connection with the Company taking any of the following actions pursuant to the Healthcare LLC Agreement to the extent such action is being taken solely in its capacity as a Series A Preferred Member (as that term is defined in the Healthcare LLC Agreement):

(i)         granting a consent (to the extent such consent is required pursuant to Section 5.07 (Affiliate Transactions) of the Healthcare LLC Agreement) to the entry into, modification or amendment of any contract or agreement between Healthcare LLC or its Subsidiaries (as that term is defined in the Healthcare LLC Agreement), on the one hand, and GEG or any of its Affiliates (other than Healthcare LLC and its Subsidiaries (as that term is defined in the Healthcare LLC Agreement)), on the other hand;

(ii)        (A) effecting a Transfer (as that term is defined in the Healthcare LLC Agreement) of Equity Securities of Healthcare LLC held by the Company pursuant to Section 6.01 (Transfers) of the Healthcare LLC Agreement, other than to a wholly-owned Subsidiary of the Company, (B) issuing a First Offer Notice (as that term is defined in the Healthcare LLC Agreement) and exercising its rights as a First Offeror (as that term is defined in the Healthcare LLC Agreement) pursuant to Section 7.01 (Right of First Offer) of the Healthcare LLC Agreement, (C) participating as a First Offeree (as that term is defined in the Healthcare LLC Agreement) to purchase its Relative Percentage Interest (as that term is defined in the Healthcare LLC Agreement) of the Offered Units (as that term is defined in the Healthcare LLC Agreement) not accepted by Healthcare LLC at the purchase price and on the terms stated in the First Offer Notice, (as that term is defined in the Healthcare LLC Agreement), (D) participating in a Transfer pursuant to Section 7.02 (Co-Sale Rights) of the Healthcare LLC Agreement, (E) acquiring Offered Securities (as that term is defined in the Healthcare LLC Agreement) pursuant to Section 7.04 (Preemptive Rights) of the Healthcare LLC Agreement; provided, however, that (1) this Section 2.03(b)(ii) shall not apply to, and no consent of the JPM Common Stockholder shall be required in connection with, any action taken in connection with an Approved Sale (as that term is defined in the Healthcare LLC Agreement), including any action taken in accordance with Section 7.03 (Required Sale in Connection with a Change of Control)) of the Healthcare LLC Agreement and (2) Section 2.03(b)(ii)(A) shall not apply to the extent the Company’s Equity Securities in Healthcare LLC are being acquired by Healthcare LLC on a pro rata basis in connection with the acquisition by Healthcare LLC of Offered Units (as that term is defined the Healthcare LLC Agreement) initially offered by a Member (as that term is defined the Healthcare LLC Agreement) other than the Company; or

(iii)       amending or waiving compliance with any provision of the Healthcare LLC Agreement in a manner that would be materially adverse and disproportionate to the holders of Series A Preferred Units (as that term is defined in the Healthcare LLC Agreement) relative to the other classes of units.

(c)          Notwithstanding anything contained in this Agreement to the contrary and in addition to any vote or consent of the Board or the Stockholders of the Company required by Applicable Law, the Organizational Documents or this Agreement, for so long as (i) the Company owns Equity Securities in Healthcare LLC, and (ii) a majority of the Managers (as that term is defined in the Healthcare LLC Agreement) are entitled to be appointed by the Company, then without the approval of the JPM Common Stockholder, the Company shall not permit Healthcare LLC to acquire any Offered Units of the same Class (as that term is defined the Healthcare LLC Agreement) of Equity Securities of Healthcare LLC held by the Company unless Healthcare LLC also acquires from the Company a proportionate share of Equity Securities of the same Class as the applicable Offered Units.

(d)          Notwithstanding anything contained in this Agreement to the contrary and in addition to any vote or consent of the Board or the Stockholders of the Company required by Applicable Law, the Organizational Documents or this Agreement, for so long as (i) the Company owns Equity Securities in Healthcare LLC, (ii) the Company is entitled to appoint the Managers (as that term is defined in the Healthcare LLC Agreement) of Healthcare LLC, excluding the Executive Manager (as that term is defined in the Healthcare LLC Agreement), and (iii) the JPM Preferred Stockholder hold shares of Preferred Stock of the Company, without the approval of the JPM Common Stockholder, the Company shall not permit Healthcare LLC to pay non-cash consideration for Offered Units (as that term is defined in the Healthcare LLC Agreement) that are Series A Preferred Units, unless such non-cash consideration is valued at fair market value as determined by the Board of Managers of Healthcare LLC, acting reasonably.

(e)          Notwithstanding anything contained in this Agreement to the contrary and in addition to any vote or consent of the Board or the Stockholders of the Company required by Applicable Law, the Organizational Documents or this Agreement, for so long as (i) the Company owns Equity Securities in Healthcare LLC, (ii) the Company is entitled to appoint the Managers (as that term is defined in the Healthcare LLC Agreement), excluding the Executive Manager (as that term is defined in the Healthcare LLC Agreement), and (iii) a Non-Compliance Event (as that term is defined in the Healthcare LLC Agreement) has occurred and is continuing, the Company shall provide the JPM Common Stockholder with a copy of any Approved Sale Notice (as that term is defined in the Healthcare LLC Agreement) that it receives pursuant to Section 7.03(b) of the Healthcare LLC Agreement and, if the JPM Common Stockholder objects to the Approved Sale (as that term is defined in the Healthcare LLC Agreement) within ten days following receipt of the Approved Sale Notice, the Company shall not permit Healthcare LLC or its officers (or their respective designees) to exercise a right as a power of attorney over the Company pursuant to Section 7.03 of the Healthcare LLC Agreement; provided, however, that except as it relates to the use of the power of attorney, nothing in this Section 2.03(e) shall (y) prevent the Company from exercising its rights in its capacity as a holder of Equity Securities of Healthcare LLC or (z) otherwise require the Company to require Healthcare LLC take or refrain from taking any other action.

(f)           Notwithstanding anything contained in this Agreement to the contrary and in addition to any vote or consent of the Board or the Stockholders of the Company required by Applicable Law, the Organizational Documents or this Agreement, for so long as the JPM Preferred Stockholder holds shares of Preferred Stock of the Company, the approval of the JPM Preferred Stockholder shall be required in connection with the Company taking the following actions:

(i)          entering into any material transaction with any Affiliate of the Company (other than with a member of the Company Group), excluding for purposes of this Section 2.03(f)(i) any such transaction (A) that relates to the exercise of any right or obligation of a party under this Agreement, including Article IV, (B) that occurs in the ordinary course of business of the Company and is entered into on “arm’s length” terms and conditions, (C) the Management Agreement, (D) any indemnification agreement between any officer or director of the Company, on the one hand, and the Company or any of its Affiliates, on the other hand, or (E) or subject to Section 2.03(b) and (c), is contemplated by the Healthcare LLC Agreement or relates to the exercise of any right or obligation thereunder;

(ii)         amending the definition of “Non-Compliance Event” or the components thereof in the Healthcare LLC Agreement;

(iii)        incurring any additional Indebtedness (other than (x) refinancing of existing Indebtedness that does not result in a net increase of the principal amount outstanding under such new borrowings or (y) Indebtedness to finance the purchase or improvement of equipment in an aggregate amount of up to $6,000,000 at any one time outstanding; provided the liens securing such Indebtedness are limited to the equipment being financed) if, following such incurrence, the Company’s aggregated consolidated Indebtedness (which shall include the aggregate Series A Liquidation Preference, but shall exclude Indebtedness to finance the purchase or improvement of equipment in an aggregate amount of up to $6,000,000 at any one time outstanding; provided the liens securing such Indebtedness are limited to the equipment being financed) exceeds an amount equal to 3.5 times the then applicable Consolidated LTM EBITDA;

(iv)        granting a consent for, or otherwise agreeing in writing to, the use of net proceeds received by Healthcare LLC in connection with a HC Subsidiary Sale (as that term is defined in the Healthcare LLC Agreement) in any manner other than in accordance with the terms of the Healthcare LLC Agreement; or

(v)         (A) amending the definitions of “Liquidity” or “Required Liquidity Level” in the Healthcare LLC Agreement, (B) waiving Healthcare LLC’s compliance with the covenant set forth in Section 5.13 of the Healthcare LLC Agreement, or (C) appointing the Operational Advisor (as such term is defined in the Healthcare LLC Agreement).

Section 2.04          Observer Rights. As long as the JPM Preferred Stockholder holds shares of Preferred Stock, the Company shall allow a representative designated by the JPM Preferred Stockholder to attend regular and special meetings of the Board and its committees that are called in accordance with the terms of the Organizational Documents in a nonvoting observer capacity (such representative that receives the prior approval of a majority of the Directors before each such meeting of the Board that such representative intends to attend, such approval not to be unreasonably withheld, the “Observer”) and, in this respect, shall allow the Observer to have access to copies of all notices, minutes, consents, and other materials that it provides to Directors at the same time and in the same manner as provided to such Directors; provided, however, that such representative shall agree to hold in confidence and trust all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect any attorney-work product privilege or attorney-client privilege between the Company and its counsel. For the avoidance of doubt, if a representative has previously been approved by a majority of the Directors to act as the Observer, such Observer shall not be required to obtain the prior approval of a majority of the Directors under this Section 2.04 for any subsequent meetings. As of the Effective Date, the Company acknowledges and agrees that the Observer shall be Julien Castello, who has been approved by a majority of the Directors as of the Effective Date.

ARTICLE III
TRANSFER OF INTERESTS

Section 3.01         General Restrictions on Transfer.

(a)          Except as permitted pursuant to Section 3.01(b) or in accordance with the procedures described in Section 3.02, Section 3.03 or Section 3.04, each Stockholder agrees that such Stockholder will not, directly or indirectly, voluntarily or involuntarily Transfer any of its Capital Stock.

(b)          Subject to Section 3.01(g), the provisions of Section 3.01(a), Section 3.02, Section 3.03 and Section 3.04 shall not apply to Transfers by any Stockholder of any of its Capital Stock to a Permitted Transferee or to the extent such Transfer is unanimously approved by the Board.

(c)          In addition to any legends required by Applicable Law, each certificate, if certificated, or book entry record representing the Capital Stock of the Company shall bear a legend or recordation of restriction substantially in the following form:

“THESE SECURITIES ARE SUBJECT TO A STOCKHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THESE SECURITIES MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.  THE HOLDER OF THESE SECURITIES AGREES TO BE BOUND BY ALL OF THE APPLICABLE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”

(d)          Prior notice shall be given to the Company by the transferor of any Transfer (whether or not to a Permitted Transferee) of any Capital Stock. Prior to consummation of any Transfer by any Stockholder of any of its Capital Stock hereunder to a Permitted Transferee, subject to Section 3.01(f), such party shall cause the transferee thereof to execute and deliver to the Company a Joinder Agreement and agree to be bound by the terms and conditions of this Agreement. Upon any Transfer by any Stockholder of any of its Capital Stock, in accordance with the terms of this Agreement, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement of, the transferor thereof.

(e)          Notwithstanding any other provision of this Agreement, each Stockholder agrees that it will not, directly or indirectly, Transfer any of its Capital Stock (i) except as permitted under the Securities Act and other applicable federal or state securities laws, and then, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act, (ii) if it would cause a member of the Company Group or Healthcare LLC to be required to be registered as an “investment company” within the meaning of the Investment Company Act or to rely on the exemptions from registration set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, or (iii) if it would cause the assets of the Company or any of its Subsidiaries to be deemed plan assets as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company. In any event, the Board may refuse any Transfer of Capital Stock to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority.

(f)          Any Transfer or attempted Transfer of any Capital Stock in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Capital Stock for all purposes of this Agreement.

(g)          Notwithstanding anything contained in this Agreement to the contrary, GEG hereby agrees that until the fifth anniversary of the Effective Date, GEG shall not pledge any of the Capital Stock of the Company owned or controlled by GEG.

Section 3.02          Right of First Refusal.

(a)          Subject to the limitations set forth in Section 3.01(g), if at any time a Stockholder (such Stockholder, an “Offering Stockholder”) receives a bona fide offer from any Third Party Purchaser to purchase all or any portion of the Capital Stock (the “Offered Shares”) owned by the Offering Stockholder and the Offering Stockholder desires to Transfer the Offered Shares (other than Transfers that are permitted by Section 3.01(b) or Transfers made pursuant to Section 3.03, as applicable), then the Offering Stockholder must first make an offering of the Offered Shares to each other Stockholder in accordance with Section 3.02(d) (each such Stockholder, a “ROFR Rightholder”) in accordance with the provisions of this Section 3.02. Any right of first refusal and the terms and conditions set forth in this Section 3.02 shall be applied separately on a class-by-class and series-by-series basis for each class or series of Offered Shares, as applicable (which for the avoidance of doubt, shall mean that if the Offered Shares are shares of Common Stock, only Common Stockholders shall be considered ROFR Rightholders and if the Offered Shares are shares of Preferred Stock, only stockholders of the Company holding such series or class of Preferred Stock shall be considered ROFR Rightholders).

(b)          The Offering Stockholder shall, within five Business Days of receipt of the offer from the Third Party Purchaser, give written notice (the “Offering Stockholder Notice”) to the Company and the ROFR Rightholders stating that it has received a bona fide offer from a Third Party Purchaser and specifying:

(i)          the number of Offered Shares to be Transferred by the Offering Stockholder;

(ii)         the identity of the Third Party Purchaser;

(iii)        the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(iv)        the proposed date, time and location of the closing of the Transfer, which shall not be less than 30 Business Day from the date of the Offering Stockholder Notice.

The Offering Stockholder Notice shall constitute the Offering Stockholder’s offer to Transfer the Offered Shares to the ROFR Rightholders, which offer shall be irrevocable until the end of the ROFR Notice Period.

(c)          By delivering the Offering Stockholder Notice, the Offering Stockholder represents and warrants to the Company and to each ROFR Rightholder that: (i) the Offering Stockholder has full right, title and interest in and to the Offered Shares; (ii) the Offering Stockholder has all the necessary power and authority and has taken all necessary action to Transfer such Offered Shares as contemplated by this Section 3.02; and (iii) the Offered Shares are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(d)          Upon receipt of the Offering Stockholder Notice, each ROFR Rightholder shall have ten Business Days (the “ROFR Notice Period”) to elect to purchase all (and not less than all) of such ROFR Rightholder’s pro rata portion of the Offered Shares, as determined in accordance with Section 3.02(d), by delivering a written notice (a “ROFR Notice”) to the Offering Stockholder and the Company stating that it offers to purchase such Offered Shares on the terms specified in the Offering Stockholder Notice. Any ROFR Notice shall be binding upon delivery and irrevocable by the applicable ROFR Rightholder. If more than one ROFR Rightholder delivers a ROFR Notice, each such ROFR Rightholder (the “Purchasing Stockholder”) shall be allocated the number of shares equal to the product of (x) the total number of Offered Shares and (y) a fraction determined by dividing (A) the number of shares of Capital Stock of the same class or series as the Offered Shares owned by such Purchasing Stockholder as of the date of the Offering Stockholder Notice, by (B) the total number of shares of the same class or series as the Offered Shares owned by all of the Purchasing Stockholders as of such date.

(e)          Each ROFR Rightholder that does not deliver a ROFR Notice during the ROFR Notice Period shall be deemed to have waived all of such ROFR Rightholder’s rights to purchase the Offered Shares under this Section 3.02.

(f)          If no Stockholder delivers a ROFR Notice in accordance with Section 3.02(d), the Offering Stockholder may, during the 30 Business Day period immediately following the expiration of the ROFR Notice Period, which period may be extended for a reasonable time not to exceed 60 Business Days to the extent reasonably necessary to obtain any Government Approvals (the “Waived ROFR Transfer Period”) and subject to the provisions of Section 3.04, Transfer all of the Offered Shares to the Third Party Purchaser on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Offering Stockholder Notice. If the Offering Stockholder does not Transfer the Offered Shares within such period or, if such Transfer is not consummated within the Waived ROFR Transfer Period, the rights provided hereunder shall be deemed to be revived and the Offered Shares shall not be Transferred to the Third Party Purchaser unless the Offering Stockholder sends a new Offering Stockholder Notice in accordance with, and otherwise complies with, this Section 3.02.

(g)          Each Stockholder shall take all actions as may be reasonably necessary to consummate the Transfer contemplated by this Section 3.02, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(h)          At the closing of any Transfer pursuant to this Section 3.02, the Offering Stockholder shall deliver to the Purchasing Stockholders the certificate or certificates representing the Offered Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such Purchasing Stockholders by certified or official bank check or by wire transfer of immediately available funds.

(i)          Notwithstanding anything to the contrary set forth in this Section 3.02, the consideration to be received by the Offering Stockholder with respect to shares of Series A Preferred Stock shall not exceed the applicable Redemption Price per share of Series A Preferred Stock as of the date of the Transfer.

Section 3.03          Drag-along Rights.

(a)          If at any time a Stockholder or one or more Stockholders who (together with its or their Permitted Transferees) holds no less than 51% of the outstanding Common Stock (collectively, the “Dragging Stockholder”), receives a bona fide offer from a Third Party Purchaser to consummate, in one transaction, or a series of related transactions, a Change of Control (a “Drag-along Sale”), the Dragging Stockholder shall have the right to require that each other Common Stockholder (each, a “Drag-along Common Stockholder”) and, at its election, the Preferred Stockholder (each, a “Drag-along Preferred Stockholder,” together with the Drag-along Common Stockholders, the “Drag-along Stockholders” and each, a “Drag-along Stockholder”) participate in such Transfer in the manner set forth in this Section 3.03. Notwithstanding anything to the contrary in this Agreement, each Drag-along Stockholder shall vote in favor of the transaction and take all actions to waive any dissenters, appraisal or other similar rights.

(b)          The Dragging Stockholder shall exercise its rights pursuant to this Section 3.03 by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Stockholder no later than 20 Business Days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall make reference to the Dragging Stockholder’s rights and obligations hereunder and shall describe in reasonable detail:

(i)          (A) the number of shares of Common Stock to be sold by the Dragging Stockholder, and (B) an acknowledgement that all shares of Preferred Stock shall be transferred by each Drag-along Preferred Stockholder and in regards to the Series A Preferred Stock, for the consideration set forth in Section 3.03(d);

(ii)         the identity of the Third Party Purchaser;

(iii)        the proposed date, time and location of the closing of the Drag-along Sale;

(iv)        the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(v)         a copy of any form of agreement proposed to be executed in connection therewith.

(c)          If the Drag-along Sale is structured as a Transfer of Common Stock, then, subject to Section 3.03(d), the Dragging Stockholder and each Drag-along Common Stockholder shall Transfer the number of shares equal to the product of (i) the aggregate number of shares of Common Stock the Third Party Purchaser proposes to buy as stated in the Drag-along Notice and (ii) a fraction (A) the numerator of which is equal to the number of shares of Common  Stock then held by such Dragging Stockholder or Drag-along Common Stockholder, as the case may be, and (B) the denominator of which is equal to the number of shares then held by all of the Common Stockholders (including, for the avoidance of doubt, the Dragging Stockholder). Notwithstanding anything to the contrary set forth in this Section 3.03, if the Drag-along Sale is structured as a Transfer of Capital Stock and the Dragging Stockholder is requiring the sale of Preferred Stock in connection therewith, then, subject to Section 3.03(d), the each Drag-along Preferred Stockholder shall Transfer all shares of Preferred Stock held by such Drag-along Preferred Stockholder.

(d)          The consideration to be received by a Drag-along Stockholder shall be the same form and amount of consideration per share of Common Stock to be received by the Dragging Stockholder (or, if the Dragging Stockholder is given an option as to the form and amount of consideration to be received, the same option shall be given) and the terms and conditions of such Transfer shall, except as otherwise provided in the immediately succeeding sentence, be the same as those upon which the Dragging Stockholder Transfers its Common Stock; provided, however, that notwithstanding anything to the contrary set forth in this Section 3.03, the consideration to be received by the Drag-along Preferred Stockholder with respect to its shares of Series A Preferred Stock shall not exceed the applicable Redemption Price per share of Series A Preferred Stock as of the date of the Transfer. Each Drag-along Stockholder shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Dragging Stockholder makes or provides in connection with the Drag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Dragging Stockholder, the Drag-along Stockholder shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself and its holdings); provided, that all representations, warranties, covenants and indemnities shall be made by the Dragging Stockholder and each Drag-along Stockholder severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Stockholder and each Drag-along Stockholder, in each case in an amount not to exceed the aggregate proceeds received by the Dragging Stockholder and each such Drag-along Stockholder in connection with the Drag-along Sale; and provided, further, that a Drag-along Stockholder shall not be required to agree to a non-competition covenant.

(e)          The fees and expenses of the Dragging Stockholder incurred in connection with a Drag-along Sale and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Dragging Stockholder for its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the Third Party Purchaser, shall be shared by all the Stockholders on a pro rata basis, based on the aggregate consideration received by each Stockholder.

(f)          Each Stockholder shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Dragging Stockholder.

(g)         The Dragging Stockholder shall have 90 Business Days following the date of the Drag-along Notice in which to consummate the Drag-along Sale, on the terms set forth in the Drag-along Notice (which such 90 Business Day period may be extended for a reasonable time not to exceed an additional 90 Business Days to the extent reasonably necessary to obtain any Government Approvals).  If at the end of such period, the Dragging Stockholder has not completed the Drag-along Sale, the Dragging Stockholder may not then effect a transaction subject to this Section 3.03 without again fully complying with the provisions of this Section 3.03.

Section 3.04         Tag-along Rights.

(a)          If at any time a Stockholder or one or more Stockholders who (together with its or their Permitted Transferees) holds no less than 51% of the outstanding Common Stock (collectively, the “Selling Stockholder”) proposes to Transfer any shares of its Capital Stock (the “Tag-along Stock”) to a Third Party Purchaser (the “Proposed Transferee”) and the Selling Stockholder cannot or has not elected to exercise its drag-along rights set forth in Section 3.03, if any, each other Stockholder (each, a “Tag-along Stockholder”) shall be permitted to participate in such Transfer (a “Tag-along Sale”) on the terms and conditions set forth in this Section 3.04. The participation right and the terms and conditions set forth in this Section 3.04 shall be applied separately on a class-by-class and series-by-series basis for each class and series of Tag-along Stock, as applicable (which, for the avoidance of doubt, shall mean that if the Tag-along Sale involves shares of Common Stock, only Common Stockholders shall be considered Tag-along Stockholders and if the Tag-along Sale involves shares of Preferred Stock, only Preferred Stockholders shall be considered Tag-along Stockholders). Notwithstanding anything to the contrary in this Section 3.04, the Stockholders acknowledge and agree that if the holders of the Series A Preferred Stock participate in a Tag-along Sale, the per share purchase price for each share of Series A Preferred Stock shall not exceed the applicable Redemption Price per share of Series A Preferred Stock as of the date of the Tag-along Sale.

(b)          Prior to the consummation of any such Transfer of Capital Stock described in Section 3.04(a), and after satisfying its obligations pursuant to Section 3.02, the Selling Stockholder shall deliver to the Company and each other Stockholder a written notice (a “Sale Notice”) of the proposed Tag-along Sale subject to this Section 3.04 no later than 10 Business Days prior to the closing date of the Tag-along Sale. The Sale Notice shall make reference to the Tag-along Stockholders’ rights hereunder and shall describe in reasonable detail:

(i)          The class(es) or series and applicable aggregate number of shares of Tag-along Stock the Proposed Transferee has offered to purchase;

(ii)         the identity of the Proposed Transferee;

(iii)        the proposed date, time and location of the closing of the Tag-along Sale;

(iv)        the per share purchase price for each applicable class or series of Tag-along Stock and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(v)          a copy of any form of agreement proposed to be executed in connection therewith.

For the avoidance of doubt, in the event a Tag-along Sale involves more than one class or series of Tag-along Stock, the Selling Stockholder may deliver a single Tag-along Notice to the Company and each other Stockholder.

(c)          Each Tag-along Stockholder shall exercise its right to participate in a Transfer of Capital Stock by the Selling Stockholder subject to this Section 3.04 by delivering to the Selling Stockholder a written notice (a “Tag-along Notice”) stating its election to do so and specifying the number of shares of Capital Stock to be Transferred by it no later than five Business Days after receipt of the Sale Notice (the “Tag-along Period”). The offer of each Tag-along Stockholder set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Stockholder shall be bound and obligated to Transfer in the proposed Transfer on the terms and conditions set forth in this Section 3.04. The Selling Stockholder and each Tag-along Stockholder shall have the right to Transfer in a Transfer subject to this Section 3.04 the number of shares of Capital Stock equal to the product of (i) the aggregate number of the particular class or series of Tag-along Stock, as the case may be, set forth in the Sale Notice and (ii) a fraction (A) the numerator of which is equal to the number of shares of such particular class or series of Tag-along Stock then held by the Selling Stockholder or such Tag-along Stockholder, as the case may be, and (B) the denominator of which is equal to the number of shares of such particular class or series of Tag-along Stock then held by all of the Stockholders (including, for the avoidance of doubt, the Selling Stockholder).

(d)          Each Tag-along Stockholder who does not deliver a Tag-along Notice in compliance with Section 3.04(c) above shall be deemed to have waived all of such Tag-along Stockholder’s rights to participate in such Transfer, and the Selling Stockholder shall (subject to the rights of any participating Tag-along Stockholder) thereafter be free to Transfer to the Proposed Transferee its shares of Tag-along Stock at a per share price that is no greater than the per share price set forth in the Sale Notice and on other same terms and conditions which are not materially more favorable to the Selling Stockholder than those set forth in the Sale Notice without any further obligation to the non-accepting Tag-along Stockholders.

(e)          Subject to Section 3.04(a), each Tag-along Stockholder participating in a Transfer pursuant to this Section 3.04 shall receive the same consideration per share as the Selling Stockholder after deduction of such Tag-along Stockholder’s proportionate share of the related expenses in accordance with Section 3.04(g) below.

(f)          Each Tag-along Stockholder shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Stockholder makes or provides in connection with the Tag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Stockholder, the Tag-along Stockholder shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself and its holdings); provided, that all representations, warranties, covenants and indemnities shall be made by the Selling Stockholder and each Tag-along Stockholder severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties shall be pro rata based on the consideration received by the Selling Stockholder and each Tag-along Stockholder, in each case in an amount not to exceed the aggregate proceeds received by the Selling Stockholder and each such Tag-along Stockholder in connection with any Tag-along Sale.

(g)          The fees and expenses of the Selling Stockholder incurred in connection with a Tag-along Sale and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of the Selling Stockholder for its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by all the Stockholders participating in the Tag-along Sale on a pro rata basis, based on the aggregate consideration received by each such Stockholder.

(h)          Each Tag-along Stockholder shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Selling Stockholder.

(i)          The Selling Stockholder shall have 90 Business Days following the expiration of the Tag-along Period in which to Transfer the shares of Capital Stock described in the Sale Notice, on the terms set forth in the Sale Notice (which such 90 Business Day period may be extended for a reasonable time not to exceed an additional 90 Business Days to the extent reasonably necessary to obtain any Government Approvals). If at the end of such period, the Selling Stockholder has not completed such Transfer, the Selling Stockholder may not then effect a Transfer of Capital Stock subject to this Section 3.04 without again fully complying with the provisions of this Section 3.04.

(j)          If the Selling Stockholder Transfers to the Proposed Transferee any of its shares of Capital Stock in breach of this Section 3.04, then each Tag-along Stockholder shall have the right to Transfer to the Selling Stockholder, and the Selling Stockholder undertakes to purchase from each Tag-along Stockholder, the number of shares of Capital Stock that such Tag-along Stockholder would have had the right to Transfer to the Proposed Transferee pursuant to this Section 3.04, for a per share amount and form of consideration (subject to Section 3.04(a)) and upon the terms and conditions on which the Proposed Transferee bought such Capital Stock from the Selling Stockholder, but without indemnity being granted by any Tag-along Stockholder to the Selling Stockholder; provided, that, nothing contained in this Section 3.04 shall preclude any Stockholder from seeking alternative remedies against such Selling Stockholder as a result of its breach of this Section 3.04.

ARTICLE IV
PRE-EMPTIVE RIGHTS; FINANCING RIGHT OF FIRST REFUSAL

Section 4.01         Pre-emptive Right.

(a)          For so long as the JPM Common Stockholder holds shares of Common Stock, the Company hereby grants to the JPM Common Stockholder the right to purchase any portion of any New Common Securities (other than any Excluded Securities) that the Company may from time to time propose to issue or sell to any Person.

(b)          For so long as the JPM Preferred Stockholder holds shares of Preferred Stock, the Company hereby grants to the JPM Preferred Stockholder the right to purchase any portion of any New Preferred Securities (other than any Excluded Securities) that the Company may from time to time propose to issue or sell to any Person.

(c)          The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in subsections (a) or (b) to the JPM Common Stockholder or the JPM Preferred Stockholder, as applicable, within five Business Days following any meeting of the Board at which any such issuance or sale is approved. The Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:

(i)          the number of New Securities proposed to be issued and the percentage of the Company’s outstanding Capital Stock that such issuance would represent;

(ii)         the proposed issuance date, which shall be at least 20 Business Days from the date of the Issuance Notice; and

(iii)        the proposed purchase price per share.

(d)          The JPM Common Stockholder or the JPM Preferred Stockholder, as applicable, shall for a period of 15 Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase, at the purchase price set forth in the Issuance Notice, any or all of the New Securities by delivering a written notice to the Company. The JPM Common Stockholder’s or the JPM Preferred Stockholder’s election, as applicable, to purchase New Securities shall be binding and irrevocable. If the JPM Common Stockholder or the JPM Preferred Stockholder, as applicable, fails to deliver such written notice of their election within the Exercise Period in accordance with this Section 4.01(d), the JPM Common Stockholder or the JPM Preferred Stockholder, as applicable, shall be deemed to have waived all of its preemptive rights with respect to any such issuance.

(e)         The Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to any New Securities not elected to be purchased pursuant to Section 4.01(d) above in accordance with the terms and conditions set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced) so long as such issuance or sale is closed within 30 Business Days after the expiration of the Exercise Period (subject to the extension of such 30 Business Day period for a reasonable time not to exceed 60 Business Days to the extent reasonably necessary to obtain any Government Approvals). In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the JPM Common Stockholder or the JPM Preferred Stockholder, as applicable, in accordance with the procedures set forth in this Section 4.01. Notwithstanding anything contained in this Agreement to the contrary, the time requirements provided for in this Section 4.01(e) shall not apply in the event the JPM Common Stockholder or the JPM Preferred Stockholder, as applicable, is deemed to have waived all of its preemptive rights with respect to such issuance or sale as a result of failing to deliver timely notice pursuant to Section 4.01(d).

(f)          Upon the consummation of the issuance of any New Securities in accordance with this Section 4.01, the Company shall deliver to the JPM Common Stockholder or the JPM Preferred Stockholder, as applicable, certificates (if any) evidencing the New Securities, which New Securities shall be issued free and clear of any Liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the JPM Common Stockholder or the JPM Preferred Stockholder, as applicable, and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. The JPM Common Stockholder or the JPM Preferred Stockholder, as applicable, shall deliver to the Company the purchase price for the New Securities purchased by it, at the Company’s option, by certified or official bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including entering into such additional agreements as may be necessary or appropriate.

Section 4.02         Financing Right of First Refusal.

(a)          So long as the JPM Preferred Stockholder continues to hold Preferred Stock, then if the Company desires to incur any additional indebtedness for borrowed money, including any loans, notes, bonds or similar instruments (the “Additional Indebtedness”), the Company shall negotiate in good faith for a period of 45 days the terms of any such Additional Indebtedness with the JPM Preferred Stockholder or its Affiliates (such period, the “JPM Financing Negotiation Period”).  If the Company and the JPM Preferred Stockholder and/or its Affiliates are unable to reach an agreement with respect to such loan terms prior to the expiration of the JPM Financing Negotiation Period, then during the 90-day period following the expiration of the JPM Financing Negotiation Period the Company shall have the right to enter into and consummate a financing arrangement with the third party lender, with such financing to be approved by the Board, negotiated on “arm’s length” terms by the Company and to include terms that are as favorable, in all material respects, to the Company as those that the Company was prepared to accept in negotiating with the JPM Preferred Stockholder.

(b)          The Company will not knowingly agree to any restriction with any Person which materially limits its ability to enter into the Additional Indebtedness with the JPM Preferred Stockholder and its Affiliates as outlined in Section 4.02(a).

ARTICLE V
OTHER AGREEMENTS

Section 5.01         Corporate Opportunities. Except as otherwise provided in the second sentence of this Section 5.01, (a) no Stockholder or any of its Permitted Transferees or any of their respective Representatives shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company in which the Company may, but for the provisions of this Section 5.01, have an interest or expectancy (a “Corporate Opportunity”), and (b) no Stockholder or any of its Permitted Transferees or any of their respective Representatives (even if such Person is also an officer or Director of the Company) shall be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Permitted Transferees or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company.  The Company renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company.

Section 5.02         Confidentiality.

(a)         Each Stockholder shall and shall cause its Representatives to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Company, including its assets, business, operations, financial condition or prospects (“Information”), and to use, and cause its Representatives to use, such Information only in connection with the operation of the Company; provided, that nothing herein shall prevent any Stockholder from disclosing such Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Stockholder, (iii) to the extent compelled by legal process or required pursuant to subpoena, interrogatories or other discovery requests, (iv) to the extent necessary in connection with the exercise of any remedy hereunder, (v) to other Stockholders, (vi) to such Stockholder’s Representatives that need to know such Information or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Capital Stock from such Stockholder as long as such Permitted Transferee agrees in writing in favor of the Company to be bound by the provisions of this Section 5.02 as if a Stockholder, provided, further, that in the case of clause (i), (ii) or (iii), such Stockholder shall notify the Company of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to cooperate with the Company to ensure that any Information so disclosed is accorded confidential treatment, when and if available.

(b)          The restrictions of Section 5.02(a) shall not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Stockholder or any of its Representatives in violation of this Agreement; (ii) is or becomes available to a Stockholder or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Stockholder and any of its Representatives, (iii) is or has been independently developed or conceived by such Stockholder or any of its Representatives without use of the Information or (iv) becomes available to the receiving Stockholder or any of its Representatives on a non-confidential basis from a source other than the Company, any other Stockholder or any of their respective Representatives, provided, that such source is not known by the recipient of the information, after reasonable inquiry, to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company.

Section 5.03         Insurance; Indemnification. The Company hereby covenants and agrees that it will promptly, and in any event within 10 days after the Effective Date, obtain Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board, and shall use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board determines that such insurance should be discontinued. The Company shall enter into an indemnification agreement with each member of the Board, in form substantially similar to the form entered into by the ultimate parent of the Company with its directors.

Section 5.04        Investment Company Act. Until such time as the JPM Common Stockholder and the JPM Preferred Stockholder are not Stockholders, the Company covenants and agrees that the operations of (a) the Company Group (including through its investment of Equity Securities of other Persons) and (b) Healthcare LLC shall not cause the Company Group or Healthcare LLC to be required to be registered as an “investment company” within the meaning of the Investment Company Act or rely on the exemptions from registration set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

Section 5.05         382 Transaction.

(a)        In the event of a 382 Transaction that requires a redemption of Series A Preferred Stock pursuant to Section 6 of the Certificate of Designation, GEG shall cause the Company to effect such redemption in accordance with Section 6 of the Certificate of Designation.

(b)          If the NOLs available for use by the Company or any of its Subsidiaries are reduced to less than $300,000,000 as a result of (i) usage by a 382 Party or any of its Subsidiaries after the day hereof of such NOLs in accordance with the Code or (ii) the expiration of such NOLs solely due to the passing of time, the NOL Floor shall be correspondingly reduced; provided, however, in the event this Section 5.05(b) applies to reduce the NOL Floor, the NOL Floor shall be increased, but not above the NOL Floor as of the date hereof but as adjusted in accordance with Section 5.05(c), by any NOLs subsequently generated by a 382 Party or any of its consolidating Subsidiaries to the extent such NOLs are available for use by the Company or any of its Subsidiaries.  For example, (A) if as result of usage by a 382 Party or any of its Subsidiaries the NOLs available for use by the Company or any of its Subsidiaries are reduced to $280,000,000 in the 2021 taxable year, the NOL Floor shall be reduced to $280,000,000, and (B) if a 382 Party and its Subsidiaries generates $50,000,000 of NOLs available for use by the Company or any of its Subsidiaries with respect to the 2022 taxable year, the NOL Floor shall be increased back to $300,000,000.

(c)          Notwithstanding anything herein to the contrary, the expiration or limitation of NOLs available for use by the Company or any of its Subsidiaries as a result of any amendment to the Code after the date hereof shall not constitute a “382 Transaction”; provided, however, in such circumstances, if such amendment reduces the NOLs available for use by the Company or any of its Subsidiaries to less than $300,000,000, the NOL Floor shall be correspondingly reduced.  For example, if as a result of any amendment to the Code after the date hereof, the NOLs available for use by the Company or any of its Subsidiaries would have equaled $200,000,000 if such amendment was in effect as of the date hereof, the NOL Floor shall equal $200,000,000 as adjusted in accordance with Section 5.05(b).

Section 5.06         Proceeds of Healthcare LLC Return of Capital or Redemption . So long as the Series A Preferred Stock is outstanding, unless otherwise agreed in writing by the JPM Preferred Stockholder, in the event that: (a) Healthcare LLC redeems all or any portion of the Series A Preferred Units held by the Company or otherwise repays all or a portion of the Capital Contributions (as that term is defined in the Healthcare LLC Agreement) with respect to the Series A Preferred Units held by the Company, or (b) the Company receives proceeds from Healthcare LLC under Section 3.04 of the Healthcare LLC Agreement in respect of Series A Preferred Units held by the Company, the Company shall use the proceeds received as a result of such event (net of (x) all expenses, fees and other liabilities incurred in connection with the transaction or transactions from which such proceeds were derived and (y) any Indebtedness required to be repaid in connection with such transaction or transactions) solely to effect redemption of Series A Preferred Stock pursuant to Section 6.2 of the Certificate of Designation; provided, however, that this Section 5.06 shall not apply to any proceeds received from Healthcare LLC related to the payment of any dividends in respect of Series A Preferred Units (other than the payments of any dividends in connection with a redemption of Series A Preferred Units). So long as the Series A Preferred Stock is outstanding, in the event of the Bankruptcy of Healthcare LLC, the Company shall take reasonable steps to effect the redemption of Series A Preferred Stock pursuant to Section 6.2 of the Certificate of Designation.

Section 5.07        Proceeds of Forest Subsidiary Sales. So long as the Series A Preferred Stock is outstanding, unless otherwise agreed in writing by the JPM Preferred Stockholder, the Company shall use the proceeds from a Forest Subsidiary Sale (net of (a) all expenses, fees and other liabilities incurred in connection with the transaction or transactions from which such proceeds were derived and (b) any Indebtedness required to be repaid in connection with such transaction or transactions) to redeem shares of Series A Preferred Stock pursuant to Section 6.2 of the Certificate of Designation.

ARTICLE VI
INFORMATION RIGHTS

Section 6.01        Financial Statements. In addition to, and without limiting any rights that a Stockholder may have with respect to inspection of the books and records of the Company under Applicable Laws, the Company shall furnish to the JPM Preferred Stockholder, the following information:

(a)          as soon as publicly available, the publicly reported, annual consolidated financial statements of Great Elm Group, Inc. and its Subsidiaries as at the end of each such Fiscal Year;

(b)          as soon as publicly available, the publicly reported, quarterly consolidated financial statements of Great Elm Group, Inc. and its Subsidiaries for each quarter;

(c)          as soon as practicable, but in any event within 15 days after the filing of Great Elm Group, Inc.’s Form 10-K or Form 10-Q, as applicable, quarterly unaudited consolidated balance sheet of the Company and its Subsidiaries for such quarter and the statements of income, cash flows and changes in stockholders’ equity for such quarter, along with a certificate signed by the chief financial officer of the Company certifying that such financial statements fairly present in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the U.S. Securities and Exchange Commission; and

(d)          as soon as practicable, but in any event within 30 days after its approval by the Board, any budget and business plan prepared by the Company’s management and approved by the Board.

Section 6.02          Inspection Rights of the JPM Preferred Stockholder and the JPM Common Stockholder.

(a)          The Company shall, and shall direct its officers, Directors and employees to, (i) afford each of the JPM Common Stockholder and the JPM Preferred Stockholder and each of their respective Representatives, during normal business hours and upon reasonable notice, reasonable access for any reasonable amount of time to its officers, employees, auditors, properties, offices, plants and other facilities and to all books and records, and (ii) afford each of the JPM Common Stockholder and the JPM Preferred Stockholder the reasonable opportunity to consult with its officers from time to time regarding the Company’s affairs, finances and accounts as the JPM Common Stockholder or the JPM Preferred Stockholder may reasonably request upon reasonable notice.

(b)          The right set forth in Section 6.02(a) above shall not and is not intended to limit any rights which the each of the JPM Common Stockholder and the JPM Preferred Stockholder may have with respect to the books and records of the Company, or to inspect its properties or discuss its affairs, finances and accounts under Applicable Law; provided, however, that any inspection rights provided to the JPM Common Stockholder or the JPM Preferred Stockholder pursuant to this Agreement or under Applicable Law shall not interfere with the business and operations of the Company Group.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

Section 7.01          Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to the Company and each other Stockholder that:

(a)          If such Stockholder is an entity, such Stockholder is duly organized, validly existing and in good standing under the laws of the state of its formation.

(b)          Such Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of such Stockholder. Such Stockholder has duly executed and delivered this Agreement.

(c)          Such Stockholder has good and valid title to the number of shares of Common Stock and Preferred Stock set forth opposite such Stockholder’s name on Schedule A attached hereto. Except as set forth on Schedule A, such Stockholder owns no other shares of Capital Stock of the Company.

(d)          This Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority.

(e)          The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of such Stockholder, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Stockholder is a party.

(f)          Except for this Agreement and the Organizational Documents, such Stockholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the Common Stock, including agreements or arrangements with respect to the acquisition or disposition of the Common Stock or any interest therein or the voting of the Common Stock (whether or not such agreements and arrangements are with the Company or any other Stockholder).

ARTICLE VIII
TERM AND TERMINATION

Section 8.01        Termination. This Agreement shall terminate upon the earliest of:

(a)          the consummation of an Initial Public Offering;

(b)         the consummation of a merger or other business combination involving the Company whereby the Common Stock becomes a security that is listed or admitted to trading on the NASDAQ Stock Market, the New York Stock Exchange or another national securities exchange;

(c)          the date on which none of the Stockholders holds any Capital Stock;

(d)          the dissolution, liquidation, or winding up of the Company; or

(e)          upon the unanimous agreement of the Stockholders.

Section 8.02          Effect of Termination.

(a)          The termination of this Agreement shall terminate all further rights and obligations of the Stockholders under this Agreement except that such termination shall not effect:

(i)          the existence of the Company;

(ii)         the obligation of any party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;

(iii)        the rights which any Stockholder may have by operation of law as a stockholder of the Company; or

(iv)        the rights contained herein which, but their terms are intended to survive termination of this Agreement.

(b)          The following provisions shall survive the termination of this Agreement: this Section 8.02 and Section 5.02, and Article IX .

ARTICLE IX
MISCELLANEOUS

Section 9.01        Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02       Additional Stockholders. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Capital Stock after the Effective Date or if any holder of shares of Capital Stock is not already a party to this Agreement, the Company shall require that any acquirer or any such holder of shares of Capital Stock that is not already a party to this Agreement to become a party to this Agreement, as a condition to such holder acquiring such Capital Stock, by executing and delivering (a) the Joinder Agreement or (b) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as a Stockholder. In either event, each such person shall thereafter be deemed a Stockholder for all purposes under this Agreement.

Section 9.03       Release of Liability. In the event any Stockholder shall Transfer all of the Capital Stock held by such Stockholder in compliance with the provisions of this Agreement without retaining any interest therein, then such Stockholder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer.

Section 9.04          Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.04):

If to Company:	Forest Investments, Inc. c/o Great Elm Group, Inc. 800 South Street, Suite 230 Waltham, MA 02453 Attention: Adam Kleinman Email: akleinman@greatelmcap.com

with a copy to (which shall not constitute notice):	Shearman & Sterling LLP 2828 N. Harwood Street, 18th Floor Dallas, Texas 75201-1515 Attention: Alain A. Dermarkar Email: alain.dermarkar@shearman.com

If to a Stockholder:	To the address set forth next to such Stockholder’s name on Schedule A.

Section 9.05          Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.06         Headings and Captions. The headings and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

Section 9.07         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.08        Entire Agreement. This Agreement and the Organizational Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and any Organizational Document, the Stockholders and the Company shall, to the extent permitted by Applicable Law, amend such Organizational Document to comply with the terms of this Agreement.

Section 9.09         Parties Bound; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and shall be binding upon all of the parties and their respective successors, assigns, heirs and beneficiaries.  No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement or any remedy for breach of this Agreement to or upon any Person other than the parties hereto.

Section 9.10         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11         Governing Law; Submission to Jurisdiction; Waivers. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, without giving effect to any conflicts of law principles.  Each of the parties agrees that if any dispute is not resolved by the parties, it shall be resolved only in the Courts of the State of Delaware sitting in New Castle County or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (collectively, the “Proper Courts”).  In that context, and without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally: (a) submits for itself and its property in any action relating to the document delivered pursuant to this Agreement or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Proper Courts and agrees that all claims in respect of any such action shall be heard and determined in such court in the State of Delaware, to the extent permitted by law, in such federal court; (b) consents that any such action may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address that is on record at the principal office of the Company; and (d) agrees that nothing in this Agreement or any document delivered pursuant to this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

Section 9.12         Waiver of Jury Trial and Consequential Damages.   EACH PARTY HERETO HEREBY: (A) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH; (B) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION BY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING ANY LOST PROFITS), OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (C) CERTIFIES THAT NO PARTY NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AMONG OTHER THINGS, BY THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.12.

Section 9.13         Equitable Remedies.  Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement.

Section 9.14        Counterparts; Electric Transmission. This Agreement may be executed in two or more counterparts with the same effect as if all of the parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by PDF or other electronic means shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by PDF or other electronic means shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

FOREST INVESTMENTS, INC.

By	/s/ Adam Kleinman
Name:	Adam Kleinman
Title:	President

STOCKHOLDERS:

J.P. MORGAN BROKER-DEALER HOLDINGS INC.

By	/s/ Brian M. Ercolani
Name:	Brian M. Ercolani
Title:	Operations Manager

GREAT ELM GROUP, INC.

By	/s/ Peter Reed
Name:	Peter Reed
Title:	Chief Executive Officer

SCHEDULE A

STOCKHOLDERS

Stockholder Name and Address	Number of Shares of Common Stock	Number of Shares of Preferred Stock
J.P. Morgan Broker-Dealer Holdings Inc. c/o JPMorgan Chase JPM-Delaware Loan Operations 500 Stanton Christiana Road, Ops 2/ Floor 3 Newark DE 19713 Nicholas Rapak (mgr) 302-634-4961 Email: nicholas.t.rapak@jpmorgan.com Group Email Address: de_custom_business@jpmorgan.com Fax: 469-331-8148 With a copy to: J.P. Morgan Broker-Dealer Holdings Inc. 4 New York Plaza, 21st Floor New York, New York 10004 Attention: Kevin Coco Email: kevin.coco@jpmorgan.com	20	35,010
Great Elm Group, Inc. 800 South Street, Suite 230 Waltham, MA 02453	80	0

SCHEDULE B

COMPANY GROUP

Great Elm FM Acquisition, Inc.

Great Elm FM Holdings, Inc.

CRIC IT Fort Myers LLC

EXHIBIT A

JOINDER AGREEMENT

Reference is hereby made to the Stockholders Agreement, dated as of December 29, 2020 (as amended from time to time, the “Stockholders Agreement”), by and among Forest Investments, Inc., a Delaware corporation (the “Company”) and the Stockholders named therein. Pursuant to and in accordance with Section 3.01(d) of the Stockholders Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, it shall become a party to the Stockholders Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders Agreement as though an original party thereto and shall be deemed to be a Stockholder of the Company for all purposes thereof.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Stockholders Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of ___________________________.

[__________________]

By
Name:
Title: